SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
FILED BY THE REGISTRANT ☐
FILED BY A PARTY OTHER THAN THE REGISTRANT ☑
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☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☑      Definitive Additional Materials
☐      Soliciting Material under Rule 14a-12
INSITE VISION INCORPORATED
(Name of the Registrant as Specified In Its Charter)
PINTO TECHNOLOGY VENTURES, L.P.
PINTO TECHNOLOGY VENTURES GP, L.P.
PINTO TV GP COMPANY LLC
EVAN S. MELROSE, M.D.
MATTHEW S. CRAWFORD
RICK D. ANDERSON
TIMOTHY P. LYNCH
TIMOTHY McINERNEY
ROBERT O’HOLLA
ANTHONY J. YOST
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PTV Sciences and InSite Vision Question & Answer Sheet
August 2008
To Fellow InSite Vision Stockholders:
As you may know, PTV Sciences has filed its definitive proxy statement with the Securities and Exchange Commission and has recently mailed these materials to all stockholders, so you should be receiving them shortly. Over the past few days, we have received an overwhelming response to our request for input and questions from stockholders. We have received questions at our offices, website, and to our proxy solicitor, MacKenzie Partners, Inc. We thank you for your ongoing interest and support of a new future for InSite Vision. We are proud to have an open, transparent conversation with all stockholders.
As part of our commitment, we have prepared responses to many of the questions that we have received to date. We hope this information is helpful to you in your decision to support the nomination of our proposed nominees for the board of directors.
We look forward to a continuing dialog with you and to creating a new direction for InSite Vision that will result in building long-term value for the company, the employees and all stockholders. We ask for your vote and appreciate your support for a new future for InSite Vision.
Evan Melrose, MD
Who is Pinto/PTV Sciences?
Pinto Technology Ventures L.P./PTV Sciences is a venture capital and private equity firm focused on the healthcare and life sciences sector, including medical devices, biotechnology, pharmaceuticals, and diagnostics. PTV Sciences has a highly collaborative investment team of 22 professionals that are experienced as investors and operators of life science companies. The firm was founded in 2003 to invest in growth opportunities in the healthcare and life sciences sector. Based in Texas, we invest in companies across the United States.
Pinto Technology Ventures, L.P. has been an investor in InSite Vision since May 2005. As the beneficial owner of approximately 10.8% of the company’s common stock outstanding as of July 28, 2008, we are the largest beneficial owner of InSite common stock and, by virtue of our share ownership, we believe our interests are directly aligned with the interests of our fellow stockholders.
Is PTV Sciences a “short term investor?”
No. PTV Sciences has the financial support of several of the largest university endowments and foundations in the U.S. We typically invest in opportunities where we see the ability to leverage our operating and technical expertise to add meaningful value, and as a result, we generally take a long term view on our investment. While we don’t have any formal minimum or maximum time horizon for our investments, our typical investment horizon is from 3-7 years.
Is PTV Sciences a hedge fund?
No. PTV Sciences is not a hedge fund. Unlike hedge funds, we do not trade public stocks for short-term gain, nor do we typically hedge our exposure to our portfolio companies. We have never sold any shares of InSite Vision because we believe that there is long-term value of the company and its platform technology.
Why is PTV Sciences proposing a slate of nominees for election to the Board of InSite Vision?
We believe it is time to create a new vision and strategy that will result in a repositioning of InSite Vision and increase stockholder value. The current CEO, executive management team and board of directors have failed to communicate a long-term operation and development plan to stockholders. We believe that this lack of strategic direction for growth has resulted in a less than favorable view of the company by customers, partners and investors. Nevertheless, PTV Sciences believes there is meaningful long-term value in the company’s technology if the company has the right direction from management. We have proposed our own slate of nominees for the Board in an attempt to provide that direction.
What is PTV Sciences’ intention with the proposed changes?
PTV Sciences was founded with the belief that an active management style and partnering with entrepreneurs is the path to building great companies with sustainable value. As active investors, our hard work begins when we roll up our sleeves and work in the trenches, side by side with our portfolio companies to ensure success.
Who are PTV’s nominees and are they qualified?
Our nominees collectively have decades of experience in healthcare management, and we selected each nominee based on an essential skill set we believe that InSite Vision will benefit from. Our nominees include individuals with experience ranging from small start up companies to experience as the Company Group Chairman at a Fortune 50 corporation. Our nominees also have worldwide regulatory, sales and distribution experience. We believe that the nominees provide a complementary skill set to help transition InSite Vision into a successful commercial stage, specialty pharmaceutical company.
Rick D. Anderson (48). Mr. Anderson has worked as a senior investment professional of PTV Sciences, a healthcare venture capital firm, since January 2008. Mr. Anderson was formerly Company Group Chairman of Johnson & Johnson (“J&J”) and Worldwide Franchise Chairman of Cordis Corporation, a division of J&J, from October 2006 through December 2007. Mr. Anderson also served as President of Cordis Corporation from December 2003 to October 2006 and was previously Worldwide Franchise Vice President of Centocor, Inc., which merged with J&J in 1999, from August 2002 to December 2003. Previous to that, Mr. Anderson held various other vice president positions with other international healthcare and medical device companies. At Racal HealthCare, Inc., he was Vice President, Global Marketing and responsible for respiratory devices and before that, he spent a decade with Boehringer Mannheim Pharmaceuticals and Allergan, Inc. in various U.S. and global sales, sales management and marketing management roles. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University and has completed graduate level course work at Indiana University and Duke University.
Timothy P. Lynch (38). Mr. Lynch has served as a General Partner of Stonepine Capital LLC since July 2008. From October 2005 through June 2007, Mr. Lynch served as President and Chief Executive Officer of NeuroStat Pharmaceuticals, Inc., a specialty pharmaceutical company focused on central nervous system products. From June 2005 through September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a specialty pharmaceutical company. From October 2002 through June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc., a publicly-traded biopharmaceutical company. From November 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc., a publicly-traded biopharmaceutical company. Currently, Mr. Lynch serves as a member of the board of directors of Nabi Biopharmaceuticals, a publicly-traded biopharmaceutical company (audit and strategic actions committees), Allos Therapeutics, Inc., a publicly-traded biotechnology company (audit and compensation committees), Aradigm Corporation (audit committee) and Bioform Medical, Inc. (audit committee). Mr. Lynch holds a B.A. from Colgate University and an M.B.A. from the Harvard Graduate School of Business.
Timothy McInerney (47). Mr. McInerney is currently a Partner with Riverbank Capital Securities, an investment banking firm that specializes in providing financing for biotechnology and specialty pharmaceutical companies, a position he has held since June 2007. From 1992 until March 2007, Mr. McInerney was a Managing Director of Paramount Biocapital, Inc. (“Paramount”) where he oversaw the distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Previously, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson, Lehman Bros. Mr. McInerney has also worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in Pharmacy from St. John’s University in New York. He also completed a post-graduate residency in drug information systems at the New York University Medical Center. Mr. McInerney currently serves on the boards of Manhattan Pharmaceuticals, Inc. and Ziopharm Oncology, Inc.
Evan S. Melrose, M.D. (38). Dr. Melrose has served as Managing Director at PTV Sciences, a healthcare venture capital firm since January 2003. From January 2000 to

January 2003, Dr. Melrose was a Director with Burrill & Company, a San Francisco based life sciences venture capital firm. Prior to Burrill, Dr. Melrose was involved in healthcare startups in Philadelphia and clinical private practice. Dr. Melrose has also held faculty appointments at the University of California San Francisco, the University of Pennsylvania and Baylor College of Medicine. Over the course of his healthcare investment career he has been directly involved in multiple IPOs, several acquisitions, and several dozen private healthcare investments. He received his B.A. from the University of Pennsylvania, his M.D. from Indiana University and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Melrose currently serves on the board (compensation and audit committees) of Bioform Medical, Inc.
Robert O’Holla (56). Mr. O’Holla was the Worldwide Vice President of Regulatory Affairs at Johnson & Johnson from June 1990 until May 2008. Mr. O’Holla is a health products executive that has over thirty years experience, including research and development, quality and compliance, regulatory affairs, policy development and product sterilization. Mr. O’Holla has also written several publications regarding health products. He received his B.A. from Upsala College, his A.A. from Union College and his M.B.A. from Fairleigh Dickinson University.
Anthony J. Yost (50). Mr. Yost has served as the President of Innovex North America, the commercial services unit of Quintiles Transnational Corporation, since November 2003. From February 1998 to November 2003, Mr. Yost had various responsibilities at Schering-Plough Corporation (“Schering-Plough”), including Vice President of the Acute Coronary Syndromes Business Unit, General Manager of Commercial and Manufacturing Operations in Portugal, Vice President of Managed Care and Vice President of the Cardiovascular Business Unit. Prior to working for Schering-Plough, Mr. Yost had worked for Boehringer Mannheim and Eli Lilly and Company. Mr. Yost has also served as a board member for the American Chamber of Commerce in Portugal and is currently a member of the Purdue University Industrial Council. He received his B.S. in Pharmacy from Purdue University.
What will PTV Sciences do differently if a new board is elected?
PTV Sciences will work with the InSite Vision executive management and the newly appointed board to implement a three phase plan for the company. Our plans are to immediately reestablish stockholder confidence by clear, transparent actions that we believe will create long-term value for the company, its employees and its stockholders.
The following is a summary of the framework of our plan for action with the new executive leadership team and board of directors:
Phase I: Reestablish Credibility with the Investment Community and Stockholders
•	Establish new executive leadership along with the new board of directors to offer a fresh perspective with a stockholder focused agenda and experience more appropriate for a commercial stage company with a platform technology.

•	Clearly define metrics and a 100 Day Plan for the company and its employees, partners and customers.

•	Announce new company positioning to the market, including analysts, stockholders and strategic partners.

•	Clearly define a long-term strategy to take advantage of InSite Vision’s DuraSite platform technology.
Phase II: Immediate Actions
•	Initiate a national search for a CEO with a well defined profile to lead the company.

•	Commence discussions with Inspire to develop an AzaSite “accelerated growth plan” with a more active role in the partnership management, including the establishment of a joint steering committee to manage the commercialization plan for AzaSite.

•	Initiate a global distribution strategy for InSite products.

•	Develop new positioning for the company and implement a strategy that clearly delineates a path leading to the creation of long-term value that maximizes the DuraSite platform technology. Shift focus toward a commercial stage specialty bio-pharmaceutical company focused on ophthalmics.

•	Engage a third-party compensation consultant to evaluate executive compensation and make recommendations to align executive compensation with the creation of stockholder value by tying compensation directly to the achievement of corporate objectives.
Phase III: The 100 Day Plan Commitments
•	Recruit a new CEO with extensive commercial and business development experience in ophthalmology with a more investor-friendly operating and presentation style appropriate for a commercial stage organization.

•	Initiate an immediate external review of in-licensing opportunities to bring new products into the company portfolio and pipeline to help create additional value by leveraging the DuraSite platform.

•	Conduct a review of the InSite product portfolio resulting in both reprioritizing and repositioning the company’s pipeline to maximize value.

•	Perform review of management responsibilities and budgetary planning. Complete budget review to optimize cash on hand and to maximize capital efficiency for short and long-term growth strategies.

•	Meet with current and perspective partners to discuss accelerated growth strategies for global sales expansion of AzaSite and AzaSite Plus.

•	Revise review and selection process for international distribution strategies and partnerships for AzaSite and AzaSite Plus.

•	Develop a fully integrated strategic plan to be communicated to all stockholders within the first 100 days of new management to provide a clear path forward for the company’s growth and a road map for the future based on InSite’s capabilities and technology.

•	Improve communication and transparency by and among the CEO, Board of Directors and stockholders. We will hold an open conference call or town hall meeting to allow an opportunity for stockholders to ask questions of the executive management team and Board of Directors. We believe that, as fiduciaries of the stockholders, the management team and Board of Directors must work on behalf of the stockholders to maximize stockholder value, and direct input is an essential component of this process.
What is PTV Sciences’ relationship to Paramount Biocapital?
PTV Sciences has no business relationship or affiliation with Paramount Biocapital and Paramount Biocapital is in no way involved in the proxy solicitation. PTV Sciences invested in InSite Vision through two private placement transactions. In the first of these investments, which occurred in 2005, Paramount Biocapital acted as InSite Vision’s placement agent.
What is Mr. Tim McInerney’s relationship with Paramount?
Mr. McInerney was previously employed with Paramount Biocapital, although he left Paramount in March 2007 and is no longer affiliated with Paramount in any way. He is now a principal with Riverbank Capital. Mr. McInerney is also a large personal stockholder in the company. He purchased shares in the company in connection with the private placement transaction described above, and he has also purchased shares on the open market. Mr. McInerney shares our long-term view on the company and has not sold any of these shares.
What was PTV Sciences role in the recent $60 million debt financing?
None. PTV Sciences did not invest in the recent $60M financing, nor was it involved in any capacity in the financing.
Is PTV Sciences planning to gain control of the Board in order to merge the company with a corporate suitor?
No. If elected to the Board, our nominees will, consistent with their fiduciary duties, explore all viable avenues to maximize stockholder value. While, at some point in the future, this could result in the sale of the company, PTV Sciences is currently unaware of any corporate suitor interested in owning InSite Vision today at any price. We believe that, if strategic acquirers had an interest in acquiring the company, they would take action now while the company’s stock price is trading near its all-time low.

Does PTV Sciences plan to take the company private?
No. PTV Sciences has no present intention to take the company private.
Is PTV Sciences’ intention and action aligned with the interests of all stockholders, or is PTV just seeking to further its own interests?
Our goal is to create a new vision and strategy that will result in a repositioning of InSite Vision and increase value for all stockholders. To date, PTV Sciences has been supportive of the company, including providing three separate financings over the past several years. PTV Sciences supported the company with additional financing when management failed to deliver the AzaSite partnership agreement when promised. When the company did not have a partnership in place in 2006 and the notes came due, instead of declaring the company in default and claiming all of its assets (including intellectual property), which we were entitled to do, we elected to extend the maturity of our notes at no incremental cost to the company. We took these actions because we believe in the long-term prospects of the company and the potential for value creation for the benefit of all stockholders.
Why has PTV Sciences pursued a proxy contest?
PTV Sciences looks to effect change that we feel is desperately needed and long overdue to increase stockholder value. Since the current board and management own relatively few shares, we believe that our input at the board level will better reflect stockholder interests. We have sought to avoid this proxy solicitation by meeting with company management and the Board on several occasions and recommending specific actions for consideration, none of which were acted upon. We formally submitted the names of each of our proposed nominees to the company’s nominating and corporate governance committee for consideration for inclusion in the company’s slate of nominees. Although we complied with the company’s stated procedures for submitting candidates for consideration, none of our nominees was ever contacted by the Board, nor was there any indication that they were even considered for inclusion. This left PTV Sciences with no other recourse than to embark on this proxy contest as our last resort.
How can I make sure that my votes affect the outcome of the contest? Is it sufficient to vote against each of management’s nominees?
In order to ensure that your votes impact the outcome of the election, you should vote “FOR” each of our nominees using the GOLD proxy card. This is not the same as voting against management’s nominees, which will have no effect on the outcome of the election. If you have already voted to withhold authority for management’s nominees by returning the WHITE proxy card or by voting online or by telephone using the instructions on the WHITE proxy card, you should sign, date and return the GOLD proxy card casting a vote “FOR” each of our nominees. You may also vote by phone or on the Internet by following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or insiteproxy@mackenziepartners.com.
Notice
In connection with InSite Vision Incorporated’s upcoming 2008 annual meeting of stockholders (the “Annual Meeting”), Pinto Technology Ventures, L.P. (“PTV”), has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “PTV Proxy Statement”) and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.